Joint Filer Information

Name: Michael Zimmerman

Address:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

Designated Filer: Prentice Capital Management, LP

Issuer: BTHC VII, Inc.

Date of Event Requiring Statement: July 27, 2007

Signature:




    /s/ Michael Zimmerman
 -------------------------------
     Michael Zimmerman